United Rentals, Inc. Five Greenwich Office Park Greenwich, CT 06830 Tel: 203-622-3131 Fax: 203-622-6080 unitedrentals.com

United Rentals, Inc.
JASON PAPASTAVROU APPOINTED TO UNITED RENTALS
BOARD OF DIRECTORS

GREENWICH, Conn. — June 7, 2005 — United Rentals, Inc. (NYSE: URI), the world's largest equipment rental company, today announced that Jason Papastavrou has joined the company’s board of directors, effective immediately.

Dr. Papastavrou has served as chief executive officer and chief investment officer of ARIS Capital Management since founding the company in 2004. He previously held senior positions at Banc of America Capital Management, where he served as Managing Director, Fund of Hedge Fund Strategies from 2001 to 2003, and Deutsche Asset Management, where he served as Director, Alternative Investments Group from 1999 to 2001. Dr. Papastavrou, who holds a Ph.D. in Electrical Engineering and Computer Science from the Massachusetts Institute of Technology, taught at Purdue University’s School of Industrial Engineering from 1990 to 1999 and is the author of numerous academic publications.

Bradley Jacobs, chairman of United Rentals, said, "We are delighted to welcome Jason to our board of directors and look forward to benefiting from his expertise."

About United Rentals

United Rentals, Inc. is the largest equipment rental company in the world, with an integrated network of 730 rental locations in 48 states, 10 Canadian provinces and Mexico. The company's 12,900 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers for rent over 600 different types of equipment with a total original cost of $3.7 billion. United Rentals is a member of the Standard & Poor's MidCap 400 Index and the Russell 2000 Index® and is headquartered in Greenwich, Conn. Additional information about United Rentals is available at www.unitedrentals.com.

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Contacts: Chuck Wessendorf VP, Investor Relations and Corporate Communications United Rentals, Inc. (203) 618-7318 cwessendorf@ur.com	Nicole Salas Manager, Corporate Communications United Rentals, Inc. (203) 618-7246 nsalas@ur.com